ACKNOWLEDGEMENT OF RECEIPT AND UNDERSTANDING

        The undersigned has executed this Acknowledgement of Receipt and Understanding effective as of the date set forth below. By signing below, you acknowledge and agree that you have received a copy of the attached Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”) and have read and understand the terms contained therein. By signing below, you further acknowledge and agree that you have not, and will not, take any action or fail to take any action that is or may result in a violation or breach of the Code of Ethics.

Date: _____________________________	By: _____________________________
Print Name: _______________________

ALLIANCE PHARMACEUTICAL CORP.

CODE OF ETHICS
FOR
CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

        This Code of Ethics applies to the Chief Executive Officer and senior financial officers of Alliance Pharmaceutical Corp., a New York corporation (the “Company”):

        1.     The Chief Executive Officer and all senor financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the General Counsel and the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

        2.     The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

        3.     The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning any violation of any Code of Business Conduct and Ethics applicable to all Company employees if and when adopted by the Company (the “Code of Business Conduct and Ethics”), including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

        4.     The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning evidence of any violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of the Code of Business Conduct and Ethics or of these additional procedures.

        5.     The Board of Directors of the Company (the “Board”) shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single or repeated occurrence, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Adopted: July 27, 2004

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